                                                                   Exhibit 10.30

Mr. Jonah Shacknai
Chairman and CEO
Medicis Pharmaceutical Corp.
8125 North Hayden Road
Scottsdale, AZ 85258

March 18, 2005

Dear Jonah:

          We acknowledge your February 9, 2005 letter, informing us of the pending transactions between Medicis Pharmaceutical Corp. ("Medicis") and Inamed Corporation ("Inamed"), through which the businesses of Medicis and Inamed will be combined and Medicis will continue as the surviving entity (the "Acquisition").

          We further acknowledge your request that we agree to waive certain of our rights under the Restylane and Sub-Q agreements between our companies in order to enable you to consummate the Acquisition.

          In light of the foregoing and upon the conditions set forth in this letter, for good and valuable consideration, the receipts, sufficiency and adequacy of which are hereby acknowledged, each party, on behalf of itself and its affiliates, hereby agrees as follows:

     1. Upon the closing of the Acquisition, Q-Med agrees that, for a period of 24 months following the closing of the Acquisition, it shall have no rights to enforce the non-competition provisions embodied in Section 7.4(b) of the Restylane Supply Agreement, entered into as of March 7, 2003 or the diligence obligations embodied in Section 3.1 of the Restylane Amended and Restated License Agreement, entered into as of March 6, 2003.

     2. Following the closing of the Acquisition, Medicis shall operate the competing Inamed business only (i) in accordance with an agreement reached with Q-Med no later than six (6) months from the closing of the Acquisition (see below), or (ii) subject to a divestiture or wind-up plan pursuant to which, immediately upon closing of the Acquisition, the competing activities will be operated and managed independently and disposed of as soon as reasonably practicable.

     3. Medicis and Q-Med shall work diligently to reach a comprehensive agreement regarding: (a) operation of the Inamed business outside Canada and the U.S. (and its territories); (b) sales of Inamed products outside Canada and the U.S. (and its territories); (c) global strategic alliance and collaboration between Medicis and Q-Med on its Restylane products; and (d) amendment of the existing Restylane agreements to reflect the new scope of Medicis' business both inside Canada and the U.S. (and its territories) as well as outside of Canada and the U.S. (and its territories). The parties shall devote all necessary resources so that an agreement in principle or a term sheet and amendment shall be executed no later than six (6) months after the closing of the Acquisition and failing which, the royalty set forth in paragraph 4, below, shall commence to apply.

     4. If the comprehensive agreement and amendment referred to in paragraph 3 are not executed within six (6) months from the closing of the Acquisition, thereafter Medicis shall pay to Q-Med an ongoing royalty of l5% on net revenues of Inamed products (including products that Inamed is licensed to sell, whether or not it manufactures them) that compete with Q-Med products outside the U.S. and Canada (including expressly, but without limitation, Hylaform, Zyplast and Zyderm), until the competing activities are divested or discontinued. Q-Med shall have a right to audit the records of Medicis on an annual basis to ensure compliance with this provision.

     5. Medicis' option to obtain a manufacturing license under the Restylane Supply Agreement (Section 10.1 of the Restylane Supply Agreement) shall be delayed for the same period as the length of time between the date hereof and execution of the definitive agreements referred to in paragraph 3 above (including amendment of the existing Restylane agreement), subject to a maximum of 24 months. Medicis hereby agrees that Purchaser shall not have any right to deliver the Exercise Notice prior to the date determined in accordance with the preceding sentence (capitalized terms as defined in the Restylane Supply Agreement).

     6. Medicis shall use the trademark RESTYLANE only in connection with products manufactured in accordance with one or more Licensed Patents (as defined in the Restylane Amended and Resisted Intellectual Property License Agreement of March 6, 2003).

     7. Q-Med shall have a right to review, and Medicis shall cooperate with Q-Med regarding, any press release announce in connection with the Acquisition that mentions "Q-Med," "Restylane" or Sub-Q."

     8. Within five (5) business days after execution of the contemplated Acquisition transaction documents the parties shall file motions to dismiss with prejudice (a) the investigation pending in the U.S. International Trade Commission, captioned as In re Certain Injectable Implant Compositions, Inv. No. 337-TA-515, between Inamed as complainant and Q-Med and Medicis as respondents and (b) the litigation pending in the U.S. District Court for the Southern District of California, captioned as Inamed Corp., v. Q-Med AB, et al, No. 3:04-CV-1064, between Inamed as plaintiff and Q-Med and Medicis as defendants, and shall take all appropriate actions to ensure that such investigations and such litigation are dismissed with prejudice within thirty (30) days after filing of such motions.

     9. If the Acquisition fails to close for any reason that would give rise to Medicis' obligation to pay Inamed an expense or termination fee pursuant to
Section 5.10(o) of the Agreement and Plan of Merger between Medicis and Inamed,

Medicis will pay to Inamed the aggregate sum of Sixteen Million Five Hundred Thousand dollars ($l6,500,000) in consideration of Inamed's dismissal of the U.S. International Trade Commission investigation and the litigation as described in paragraph 8 above. Medicis and its affiliates shall not make any claim against Q-Med and its affiliates for recovery of all or any portion of this amount under the indemnification provisions of the Restylane agreements' or otherwise.

          It should be understood that until we are informed of the exact structure that Acquisition will take, we are unable to determine whether the Acquisition constitutes a change of control or triggers any of the assignment provisions under the Restylane Agreements. For the purposes of this letter, we have assumed that the Acquisition does not constitute a change of control situation and that any assignment or transfer of rights licensed from Q-Med is to a Permitted Transferee. The consent contemplated hereby shall not be effective if the transaction between Medicis and Inamed involves such a change of control.

          Further, at present, we do not believe that the non-compete and diligence obligations in the Sub-Q Agreements would be triggered at the time of closing the Acquisition. Accordingly, Q-Med's agreement above to suspend enforcement of the non-compete and diligence obligations applies only to those covenants and obligations in the Restylane Agreements.

          Notwithstanding anything in this letter to the contrary, other than the obligation set forth in paragraphs 7, 8 and 9 of this letter, the rights and obligations of the parties set forth in this letter shall not be binding or shall be of no force or effect if the Acquisition is not consummated.

          Kindly affirm your agreement with the foregoing by signing below,


/s/ Bengt Agerup                        /s/ Jonah Shacknai
-------------------------------------   ----------------------------------------
Bengt Agerup                            Jonah Shacknai
Q-Med AB                                Medicis Pharmaceutical Corp.

Agreed and Acknowledged:

Inamed Corporation


-------------------------------------
By:
    ---------------------------------
Title:
       ------------------------------

Medicis will pay to Inamed the aggregate sum of Sixteen Million Five Hundred Thousand dollars ($l6,500,000) in consideration of Inamed's dismissal of the U.S. International Trade Commission investigation and the litigation as described in paragraph 8 above. Medicis and its affiliates shall not make any claim against Q-Med and its affiliates for recovery of all or any portion of this amount under the indemnification provisions of the Restylane agreements or otherwise.

          It should be understood that until we are informed of the exact structure that Acquisition will take, we are unable to determine whether the Acquisition constitutes a change of control or triggers any of the assignment provisions under the Restylane Agreements. For the purposes of this letter, we have assumed that the Acquisition does not constitutes a change of control situation and that any assignment or transfer of rights licensed from Q-Med is to a Permitted Transferee. The consent contemplated hereby shall not be effective if the transaction between Medicis and Inamed involves such a change of control.

          Further, at present, we do not believe that the non-compete and diligence obligations in the Sub-Q Agreements would be triggered at the time of closing the Acquisition. Accordingly, Q-Med's agreement above to suspend enforcement of the non-compete and diligence obligations applies only to those covenants and obligations in the Restylane Agreements.

          Notwithstanding anything in this letter to the contrary, other than the obligation set forth in paragraphs 7, 8 and 9 of this letter, the rights and obligations of the parties set forth in this letter shall not be binding or shall be of no force or effect if the Acquisition is not consummated.

          Kindly affirm your agreement with the foregoing by signing below.


/s/ Bengt Agerup
-------------------------------------   ----------------------------------------
Bengt Agerup                            Jonah Shacknai
Q-Med AB                                Medicis Pharmaceutical Corp.

Agreed and Acknowledged:

Inamed Corporation


/s/ Illegible
-------------------------------------
By:
    ---------------------------------
Title:
       ------------------------------